Exhibit 99.1

Point Therapeutics Announces Additions to Scientific and Clinical Advisory
Boards

     BOSTON--(BUSINESS WIRE)--Feb. 23, 2006--Point Therapeutics, Inc. (NASDAQ:POTP) announced today the appointment of two additional advisors:
Charles Dinarello, M.D., to the company's Scientific Advisory Board and Antonio Grillo-Lopez, M.D. to the Clinical Advisory Board.
     Dr. Dinarello is a Professor of Medicine at the University of Colorado School of Medicine, a member of the U.S. National Academy of Sciences and the author of over 500 published research articles. In addition to his active academic research career, Dr. Dinarello has held advisory positions with two branches of the National Institutes of Health and positions on the Board of Governors of both the Weizmann Institute and Ben Gurion University. Dr. Dinarello is also a director of Techne Corporation. He received his medical degree from Yale University and clinical training at the Massachusetts General Hospital.
     Dr. Grillo-Lopez is a consultant, clinical research and regulatory strategist to the NCI and to several biotechnology companies. Dr. Grillo-Lopez serves as industry representative to the Oncology Drug Advisory Committee of the FDA. He retired in 2001 from IDEC Pharmaceuticals, Inc. (now Biogen Idec, Inc.) where he served as chief medical officer and senior vice president, medical and regulatory affairs. He was the project clinician in the development of Rituxan (the first monoclonal antibody for the treatment of cancer) and supervised the clinical development of Zevalin (the first radiolabeled antibody for the treatment of cancer). Prior to joining IDEC, Dr. Grillo-Lopez held the position of executive medical director for international clinical research and development at DuPont Merck Pharmaceuticals He served as vice president, clinical therapeutics, and director, clinical oncology research at Warner Lambert Company's Parke-Davis Pharmaceutical Research Division.
     "As Point matures in the clinic, we continue to strengthen our advisory boards. Dr. Dinarello and Dr. Lopez are welcome additions to the team. With two Phase 3 studies underway and multiple on-going Phase 2 studies, we appreciate the importance of experienced and active advisory boards to support current clinical efforts and to help develop new strategies for our technology," said Don Kiepert, President and CEO of Point Therapeutics.

     About Point Therapeutics, Inc.:

     Point is a Boston-based biopharmaceutical company developing a portfolio of dipeptidyl peptidase (DPP) inhibitors for use in cancer, type 2 diabetes and as vaccine adjuvants. Point is currently studying its lead product candidate, talabostat, in two Phase 3 trials in non-small cell lung cancer. Point is also studying talabostat in several Phase 2 trials, including as a single-agent in metastatic melanoma, in combination with cisplatin in metastatic melanoma, in combination with rituximab in advanced chronic lymphocytic leukemia, and in combination with gemcitabine in metastatic pancreatic cancer. In addition, Point's portfolio includes two other DPP inhibitors in preclinical development--PT-630 for type 2 diabetes, and PT-510 as a vaccine adjuvant.

     Certain statements contained herein are not strictly historical and are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. This information includes statements with respect to the company's clinical development programs and the timing of initiation and completion of its clinical trials. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believes," "feels," "expects," "may," "will," "should," "seeks," "plans," "schedule to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement, including the risk factors described in Point's quarterly report on Form 10-Q for the quarter ended September 30, 2005 and from time to time in Point's periodic and other reports filed with the Securities and Exchange Commission.


     CONTACT: Point Therapeutics, Inc.
              Sarah Cavanaugh, 617-933-7508
              Director, Corporate Communications